UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 3, 2025

Compass, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40291	30-0751604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Fifth Avenue, 4th Floor New York, New York	10011
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (212) 913-9058
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.00001 par value per share	COMP	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.
As reported on Form 8-K filed with the U.S. Securities & Exchange Commission (the “SEC”) by Compass, Inc. (the “Company”) on December 2, 2024, the Company entered into an agreement and plan of merger (the “Merger Agreement”) related to the acquisition of @properties Christie’s International Real Estate (the “Transaction”). The Transaction was closed on January 13, 2025 (“Closing”). The equity portion of the consideration payable pursuant to the Merger Agreement was 44.1 million shares of the Company’s Class A common stock (the “Share Consideration”). The Share Consideration was subject to further adjustment (the “Original Collar”) if the value of the Share Consideration on the 366th day following the Closing, determined using the price per share equal to the volume-weighted average price of the Company’s Class A common stock for the 10-trading day period ending on the 366th day following the Closing (the “Post-Closing Share Price”), was (i) greater than $344 million, in which case the Share Consideration would be reduced by a number of shares in an aggregate amount of up to $50 million (determined using the Post-Closing Share Price) or (ii) less than $344 million, in which case the Share Consideration would be increased by a number of shares in an aggregate amount of up to $50 million (determined using the greater of $6.6612 and the Post-Closing Share Price).

As reported in the Company’s Form 10-Q filed with the SEC on May 10, 2025, the terms of the Original Collar were subsequently amended (the “Early Release Collar”) to effect an early payout to certain sellers (“Early Payees”). Pursuant to the terms of the Early Release Collar, if the volume-weighted average price of a share of the Company's Class A common stock trading on the NYSE for any 10 consecutive trading day period was greater than $8.9269 and (ii) the closing trading price of a share of the Company's Class A common stock trading on the NYSE on the last trading day of such 10 consecutive trading day period was greater than or equal to $8.9269, the Early Release Collar would be triggered. On August 27, 2025, the Early Release Collar was triggered and the Company delivered 28.4 million shares (the “Accelerated Share Consideration”) to the Early Payees on August 28, 2025.

The Accelerated Share Consideration represents close to the minimum number of shares that could have been issued to the Early Payees under the Original Collar and represents approximately 74% of the Share Consideration. Under the Early Release Collar, the Company was able to reduce dilution to shareholders by approximately 4.1 million shares, or by approximately 9.3% of the Share Consideration contemplated at the time of the Merger Agreement.

Certain sellers representing the residual 26% of the Share Consideration (“Non-Accelerated Sellers”) chose to be excluded from the Early Release Collar and their portion of the Share Consideration will still be determined on the 366th day following the Closing in January 2026. The shares related to the Non-Accelerated Sellers will be delivered to them in three equal installments in January 2026, 2027, and 2028. If these shares were to be issued at the same price as those shares in the Accelerated Share Consideration pool, the Company would reduce dilution to shareholders by an additional 1.5 million shares or by approximately 3.3% of the Share Consideration contemplated at the time of the Merger Agreement. This would result in a total reduction of 5.6 million shares (including the shares reduced by the Early Release Collar) or a 12.6% reduction from the amount contemplated at the time of the Merger Agreement and a final Share Consideration of 38.5 million shares.

In accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company's guidance on weighted-average basic share count for Q3 2025 included an assumption of 38.5 million shares, representing the minimum number of shares to be issued in connection with the Transaction. The Company's guidance for weighted-average basic share count for Q3 2025 is unchanged as a result of the aforementioned Early Release Collar.

The total number of shares that will ultimately be issued and included in the weighted-average basic share count will depend on the trading price of the Company’s Class A common stock on the 366th day after the Closing. We do not intend to release an update with the actual number of shares that will be issued at the time it’s determined; although we expect to provide an update of the final dilutive impact in our periodic SEC filing in early 2026.

The information furnished with this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMPASS, INC.

Date: September 3, 2025	By:	/s/ Brad Serwin
Brad Serwin
General Counsel and Corporate Secretary